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                                                                   EXHIBIT 99.1


Belco

FOR IMMEDIATE RELEASE:           Monday, June 15, 1998

CONTACT:  Dominick J. Golio - Chief Financial Officer (212) 508-9513

                    BELCO ANNOUNCES CLOSING OF INVESTMENT IN
                    CANADIAN-BASED BIG BEAR EXPLORATION LTD.

     New York, New York - Belco Oil & Gas Corp. (NYSE:BOG) announced the closing on June 12, 1998 of its agreement under which Belco may invest up to US$141 million in Big Bear Exploration Ltd., a Canadian oil and gas company.

     Belco's initial investment included the purchase, through its wholly owned Canadian subsidiary of approximately US$10.5 million of 5% Convertible Preferred shares of Big Bear at approximately US$0.85 per share (Canadian $1.20 per share) with each such share convertible into one common share of Big Bear. Concurrently, Jeff Tonken, the CEO of Big Bear, purchased approximately US$525,000 of the Company's Convertible Preferred shares at approximately US$.90 per share (Canadian $1.27 per share). In connection with the purchase of the Convertible Preferred stock of Big Bear, four of Belco's nominees, including Robert A. Belfer, Chairman and CEO of Belco, and Laurence D. Belfer, President and COO of Belco, joined Big Bear's Board of Directors, which will consist of eight directors.

     Belco has also been issued approximately US$120 million of Special Acquisition Warrants at a price of approximately US$0.72 per warrant (Canadian $1.016 per warrant). Payments for the Special Acquisition Warrants may be made from time to time to fund oil and gas property acquisitions by Big Bear which have been approved by Belco. Each warrant is exchangeable for one share of the common stock of Big Bear at no further cost. The issuance of the Special Acquisition Warrants follows Big Bear shareholder approval obtained on June 9, 1998.

     In addition, Belco has the option, while the Special Acquisition Warrants are outstanding, to purchase an additional US$10.5 million of Convertible Preferred shares of Big Bear on the same terms as its initial purchase.

     Belco has purchased the Convertible Preferred Shares and the Special Acquisition Warrants through its subsidiary for investment purposes and does not have any present intention to increase or dispose of its holdings in Big Bear other than upon exercise of its option to purchase additional Convertible Preferred shares or upon conversion or exercise, respectively, of the Convertible Preferred shares or Special Acquisition Warrants into common shares of Big Bear. No other person is acting jointly or in concert with Belco at this time and Belco does not exercise control or direction over any other securities of Big Bear.

     Belco is an independent energy company engaged in the exploration, development, acquisition and production of natural gas and oil.

This press release includes forward looking statements within the meaning of
Section 27A of the Securities


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Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Although BOG
believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the Company to meet its stated business goals.

767 FIFTH AVENUE                                            NEW YORK, NY 10153

                              WWW.BELCOOIL-GAS.COM